Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 26, 2020, relating to the consolidated financial statements, the effectiveness of Chesapeake Utilities Corporation’s internal control over financial reporting, and financial statement schedule of Chesapeake Utilities Corporation appearing in the entity’s Annual Report on Form 10-K, as amended by Amendment No.1 (Form 10-K/A) for the year ended December 31, 2019.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Baker Tilly US, LLP (Formerly known as Baker Tilly Virchow Krause, LLP)

Philadelphia, Pennsylvania

November 20, 2020